Exhibit 8.1

PRIVILEGED AND CONFIDENTIAL

13 June 2025

BY EMAIL

BW LPG Limited

10 Pasir Panjang Road #17-02

Mapletree Business City Singapore 117438

Our Reference: 2025 0019

Dear Sir or Madam

BW LPG LIMITED – MATERIAL SINGAPORE TAX CONSIDERATIONS

1.	We have acted as Singapore adviser on matters of Singapore tax laws to BW LPG Limited (the “Company”), a Singapore public company limited by shares, in connection with the filing of the Company’s annual report for the fiscal year ended December 31, 2024 as set forth in the Form 20F (the “Annual Report”) with the United States Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”).

2.	You have requested our opinion concerning the statements in the Annual Report under the section “Material Singapore Tax Considerations”, comprising the subsections “Income Taxation Under Singapore Law”, “Goods and Services Tax”, “Stamp Duty” and “Tax Treaties regarding Withholding Taxes” as set out in the Appendix.

3.	This opinion is limited to the laws of Singapore. We have made no investigation of, and express no opinion as to, the laws of any jurisdiction outside Singapore, and in particular, we give no advice regarding the application or content of the federal law of the United States or the laws of any state within the United States.

4.	Based upon the foregoing examinations and the assumptions and qualifications set out below and having regard to legal considerations which we consider relevant, and under the laws of Singapore, as at the date hereof, we are of the opinion that the statements set forth in the Annual Report under the section “Material Singapore Tax Considerations” insofar as they constitute statement of Singapore tax laws, are true and accurate in all material respects and that such statements constitute our opinion.

5.	The foregoing opinions are given based on the following assumptions which we have assumed without independent investigations:

(a)	All factual information stated or given in the Annual Report is true and accurate, and properly reflect the intention of all parties, and all opinions expressed therein (other than the opinions with respect to Singapore laws which are covered under this opinion) are bona fide and honestly held and were reached after due consideration; in particular but without limitation, we have not concerned ourselves with confirming any representations or warranties of the Company in the Annual Report (if any) and we have not been responsible for investigating or verifying the correctness of any facts contained therein;

General Line: +65 6350 4380

OC Queen Street LLC is a Singapore Law Practice with limited liability (Company Registration: 201618305M) (“LLC”).

The LLC is an independently owned and managed Singapore Law Practice and is also a member of Osborne Clarke’s international legal practice.

PRIVILEGED AND CONFIDENTIAL

(b)	All factual information provided to us by the Company and/or its representatives with respect to matters opined on herein is true and correct; and

(c)	There are no documents or information other than those disclosed to us, which relate to any of the matters on which we are opining.

6.	The opinions expressed above are subject to the following qualifications:

(a)	We are opining herein as to the effect on the subject transaction only of the tax laws in Singapore as at the date of this opinion and as such laws have, to date, been interpreted in published decisions of the courts of Singapore;

(b)	We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction. In particular, we give no advice regarding the application or content of the federal law of the United States or the laws of any state within the United States; and

(c)	We have made no investigations into, and do not express or imply any views on, the laws of any country other than Singapore or on any non-legal regulation or standard such as but not limited to accounting, financial or technical rules or standards.

7.	For the avoidance of doubt, we do not assume responsibility for updating this opinion as of any date subsequent to the date of this opinion, and assume no responsibility for advising you of any changes with respect to any matters described in this opinion that may occur subsequent to the date of this opinion or from the discovery subsequent to the date of this opinion of information not previously known to us pertaining to the events occurring on or prior to the date of this opinion. This opinion is strictly limited to the matters stated in it and does not apply by implication to other matters.

8.	This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. Subject to assumptions and qualifications in this opinion, we consent to the use of our opinion as herein set forth as an exhibit to the registration statement filed under section 6 of the Securities Act of 1933 (“Securities Act”) (“Registration Statement”) and further consent to all references to us, if any, in the Registration Statement and any amendments or supplements thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act or the rules or regulations promulgated thereunder. Further, save for the use of this opinion as an exhibit to the Registration Statement, this opinion is not to be circulated to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to the provisions of the Securities Act) or quoted or referred to in any public document or filed with any governmental body or agency, without our prior written consent.

9.	This opinion shall be construed in accordance with the laws of Singapore.

PRIVILEGED AND CONFIDENTIAL

Yours faithfully,

OC QUEEN STREET LLC

irving.aw@ocqueenstreet.com

APPENDIX

Material Singapore Tax Considerations

1.	The following discussion is a summary of material Singapore income tax, goods and services tax (“GST”) and stamp duty considerations relevant to the acquisition, ownership and disposition of the Shares.

2.	The statements made herein regarding taxation are general in nature and based upon certain aspects of the current tax laws of Singapore and administrative guidelines issued by the relevant authorities in force as of the date hereof and are subject to any changes in such laws or administrative guidelines or the interpretation of such laws or guidelines occurring after such date, which changes could be made on a retrospective basis. The statements made herein do not purport to be a comprehensive or exhaustive description of all of the tax considerations that may be relevant to a decision to acquire, own or dispose of the Shares and do not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as dealers in securities) may be subject to special rules. Prospective shareholders are advised to consult their own tax advisers as to the Singapore or other tax consequences of the acquisition, ownership of or disposal of the Shares, taking into account their own particular circumstances. The statements below are based upon the assumption that the Company is a tax resident in Singapore for Singapore income tax purposes after the redomiciliation and the Company (including its subsidiaries) do not own any Singapore residential properties. It is emphasized that neither the Company nor any other persons involved in this annual report accepts responsibility for any tax effects or liabilities resulting from the redomiciliation, the acquisition, holding or disposal of the Shares.

3.	Income Taxation Under Singapore Law

Dividend or Other Distributions with Respect to Shares

3.1	Singapore does not impose withholding tax on dividend distributions for both resident and non-resident shareholders. Under the one-tier corporate tax system, dividends paid by a Singapore tax resident company will be tax exempt in the hands of a shareholder, whether or not the shareholder is a company or an individual and whether or not the shareholder is a Singapore tax resident.

3.2	Generally, a company is regarded as tax resident in Singapore if the control and management of the company’s business is exercised in Singapore. Control and management is defined as the making of decisions on strategic matters, such as those concerning the company’s policy and strategy. Usually, the location of the company’s board of directors meetings where strategic decisions are made determines where the control and management is exercised. However, under certain scenarios, holding board of directors meetings in Singapore may not be sufficient and the Inland Revenue Authority of Singapore (“IRAS”) will consider other factors to determine if the control and management of the business is indeed exercised in Singapore.

Capital Gains upon Disposition of Shares

3.3	Under current Singapore tax laws, there is generally no tax on capital gains while gains of an income nature would be subject to tax at the prevailing income tax rate. There are no specific laws or regulations which deal with the characterization of whether a gain is income or capital in nature. Gains arising from the disposal of the Shares may be construed to be of an income nature and subject to Singapore income tax, if they arise from activities which may be regarded as the carrying on of a trade or business in Singapore (the IRAS would look at the various factors such as the motive, the holding period, the frequency of transactions, the nature of the subject matter, the circumstances of realization, the mode of financing and other factors to determine the nature of the trade). Such gains, even if they do not arise from an activity in the ordinary course of trade or business or from an ordinary incident of some other business activity, may also be considered gains or profits of an income nature if the investor had the intention or purpose of making a profit at the time of acquisition of the Shares. As the circumstances of each prospective investor will vary from one another, each prospective investor should consult an independent tax advisor on the Singapore income tax and other tax consequences that will apply to their individual circumstances.

3.4	Subject to specified exceptions, under section 13W of the Singapore Income Tax Act 1947, there is a safe harbour rule where there is exempt from tax any gains or profits derived by a divesting company the disposal of ordinary shares in an investee company which are legally and beneficially owned by the divesting company immediately before the disposal, being a disposal (a) during the period between 1 June 2012 to 31 December 2027 (both dates inclusive); and (b) after the divesting company has, at all times during a continuous period of at least 24 months ending on the date immediately prior to the date of disposal of such shares, legally and beneficially owned at least 20% of the ordinary shares in that investee company. The safe harbour rule only applies if the divesting company provides, at the time of lodgment of its return of income for the year of assessment relating to the basis period in which the disposal occurs, or within such further time as the IRAS may allow, such information and supporting documents as may be specified by the IRAS. The Singapore Minister for Finance has announced in Budget 2025 that, inter alia, the temporary safe harbour rule will be made permanent by removing the sunset date of December 31, 2027, and that the assessment of the shareholding threshold condition will be allowed to be done “on a group basis” for disposal gains derived on or after 1 January 2026.

3.5	For shareholders who are subject to Singapore income tax treatment under section 34A or 34AA of the Singapore Income Tax Act 1947 in relation to the adoption of Financial Reporting Standard 39 (Financial Instruments: Recognition and Measurement) (“FRS 39”), Financial Reporting Standard 109 (Financial Instruments) (“FRS 109”), or Singapore Financial Reporting Standard (International) 9 (Financial Instruments) (“SFRS(I) 9”) for accounting purposes, they may be required to recognize for Singapore income tax purposes gains or losses (not being gains or losses in the nature of capital) even though no sale or disposal of the Shares has been made. Shareholders who may be subject to such provisions should consult their own accounting and tax advisers regarding the Singapore income tax consequences of their acquisition, ownership and disposition of the Shares arising from the adoption of FRS 39, FRS 109, or SFRS(I) 9.

3.6	Notwithstanding the above, foreign investors may claim that the gains from disposition of their Shares are not sourced or received in Singapore (so that such gains will not be subject to Singapore income tax) if (i) the foreign investor is not a tax resident in Singapore, (ii) the foreign investor does not maintain a permanent establishment in Singapore, to which the disposition gains may be effectively connected, and (iii) the entire process (including the negotiation, deliberation, execution of the acquisition and sale, etc.) leading up to the actual acquisition and sale of the Shares is performed outside of Singapore.

3.7	However, it should be noted that under section 10L of the Singapore Income Tax Act 1947, gains from the sale or disposal by an entity of a relevant group (hereinafter referred to as a “seller entity”) of any movable or immovable property situated outside Singapore at the time of such sale or disposal (hereinafter referred to as a “foreign asset”), and received in Singapore from outside Singapore on or after 1 January 2024 will be treated as income chargeable to income tax under specific circumstances including where such gains are derived by a seller entity without adequate economic substance in Singapore. A foreign asset includes any shares issued by a company which is incorporated outside Singapore. The Shares may be regarded as a “foreign asset” under section 10L. The gains from the sale or disposal of any foreign asset are treated as received in Singapore from outside Singapore if: (a) any amount of such gains is remitted to, transmitted or brought into, Singapore; (b) any amount of such gains is applied towards satisfaction of any debt incurred in respect of a trade carried in Singapore; or (c) any amount of such gains is applied to the purchase of any moveable property which is brought into Singapore. A seller entity which may be subject to section 10L should consult their own tax advisers regarding the Singapore tax consequences of the sale or disposal of the Shares arising from the introduction of section 10L. It should also be noted that section 10L overrides the safe harbour rule under section 13W of the Singapore Income Tax Act 1947.

Global Minimum Tax under Pillar Two

3.8	Singapore has implemented the Income Inclusion Rule (“IIR”) and the Domestic Top-up Tax (“DTT”) under Pillar Two of the OECD BEPS 2.0 initiative through the enactment of the Multinational Enterprise (Minimum Tax) Act 2024. The IIR imposes a top-up tax on a relevant Singapore parent entity of a multinational enterprise (“MNE”) group with respect to its ownership interests in a low-taxed constituent entity that has an effective tax rate (determined for the MNE group on a jurisdictional basis) that is below 15%. The DTT tops up the effective tax rate of in-scope MNE groups in respect of the profits of their group entities that are operating in Singapore to 15%. Both the DTT and the IIR will apply to business profits of MNE groups with annual group revenue of at least €750 million, as reflected in the consolidated financial statements of the ultimate parent entity, for financial years starting on or after 1 January 2025. The Singapore Ministry of Finance has reserved its position on the Undertaxed Profits Rule, and stated that this will be considered at a later stage as it focuses on implementing the IIR and the DTT for the time being.

4.	Goods and Services Tax

4.1	Issuance and transfer of ownership of shares is exempt from GST. Services such as brokerage and handling services rendered by a GST-registered person to an investor belonging in Singapore in connection with the investor’s purchase or transfer of the Shares will be subject to GST at the prevailing standard-rate (currently at 9.0%). Similar services rendered contractually to and directly for the benefit of an investor belonging outside Singapore should be zero-rated (i.e. charged at 0% GST) provided that the investor is not physically present in Singapore at the time the services are performed.

5.	Stamp Duty

5.1	Where the Shares are evidenced in certificated forms are transferred and an instrument of transfer is executed (whether physically or in the form of an electronic instrument) in Singapore or outside Singapore and which is received in Singapore, stamp duty is payable on the instrument of their transfer at the rate of 0.2% of the consideration or market value of the Shares, whichever is higher. The Singapore stamp duty is borne by the purchaser unless there is an agreement to the contrary.

5.2	Where an instrument of transfer (including electronic documents) is executed outside Singapore, stamp duty may be payable if the instrument of transfer is executed outside Singapore and is received in Singapore. The stamp duty is borne by the purchaser unless there is an agreement to the contrary. An electronic instrument that is executed outside Singapore is considered received in Singapore if (a) it is retrieved or accessed by a person in Singapore; (b) an electronic copy of it is stored on a device (including a computer) and brought into Singapore; or (c) an electronic copy of it is stored on a computer in Singapore. Stamp duty is payable within 14 days of the date of execution of the instrument, if it is executed in Singapore or within 30 days after receiving the instrument in Singapore, if it was executed elsewhere.

6.	Tax Treaties regarding Withholding Taxes

6.1	There is no comprehensive avoidance of double taxation agreement between the United States and Singapore.